Exhibit 99.2

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Sendero Midstream Partners, LP

As of and for the six months ended June 30, 2022

Sendero Midstream Partners, LP

Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

Contents

Unaudited Interim Consolidated Financial Statements

Consolidated Balance Sheet	3
Consolidated Statement of Operations	4
Consolidated Statement of Partners’ Capital	5
Consolidated Statement of Cash Flows	6
Notes to Unaudited Interim Consolidated Financial Statements	7

Sendero Midstream Partners, LP

Consolidated Balance Sheet

(In thousands of dollars)

(Unaudited)

June 30, 2022
Assets
Current assets:
Cash	$46,698
Restricted cash	91
Trade receivables	61,885
Prepaid expenses and other current assets	1,029
Inventory	857

Total current assets	110,560

Land	2,631
Property, plant and equipment, net of accumulated depreciation of $47,749	333,228
Intangibles, net of accumulated amortization of $36,535	71,606
Other long-term assets	201

Total assets	$518,226

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued expenses	$51,372
Accrued construction costs	955
Interest payable	261

Total current liabilities	52,588

Asset retirement obligation	3,776
Long-term debt, net of financing costs of $2,931	157,874
Long-term debt - affiliate	37,776
Partners’ capital	266,212

Total liabilities and partners’ capital	$518,226

See accompanying notes to the unaudited interim consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Operations

(In thousands of dollars)

(Unaudited)

Six Months Ended June 30, 2022
Revenues:
Service fees	$63,462

Total revenues	63,462

Costs and expenses:
Operations and maintenance	13,440
General and administrative	3,988
Depreciation, amortization, and accretion	12,060
Transaction costs	1,138

Total costs and expenses	30,626

Operating income	32,836
Other expense:
Interest expense	2,065
Interest expense, affiliate	2,660

Total other expense, net	4,725

Net income	$28,111

See accompanying notes to the unaudited interim consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Partners’ Capital

(In thousands of dollars)

(Unaudited)

	Capital	Accumulated Loss	Total Partners’ Capital
Balance at January 1, 2022	$317,417	$(79,316)	$238,101
Net income	—	28,111	28,111

Balance at June 30, 2022	$317,417	$(51,205)	$266,212

See accompanying notes to the unaudited interim consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Cash Flow

(In thousands of dollars)

(Unaudited)

Six Months Ended June 30, 2022
Cash flows provided by operating activities:
Net income	$28,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	12,705
Interest on long-term debt, affiliate paid in kind	2,660
Changes in operating assets and liabilities
Trade receivables	(32,424)
Prepaid expenses and other current assets	107
Inventory	(221)
Other long-term assets	9
Interest payable	127
Related party payable	(5)
Accounts payable and accrued expenses	26,102

Net cash provided by operating activities	37,171

Cash flows used in investing activities:
Capital expenditures	(11,174)

Net cash used in investing activities	(11,174)

Cash flows used in financing activities:
Repayment of long-term debt	(24,583)

Net cash used in financing activities	(24,583)

Net change in cash and restricted cash	1,414

Cash and restricted cash, beginning of period	45,375

Cash and restricted cash, end of period	$46,789

Supplemental cash flow information
Property, plant and equipment noncash accruals	$955
Cash paid for interest and commitment fees	$1,391

See accompanying notes to the unaudited interim consolidated financial statements

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

1. Organization and Business

Sendero Midstream Partners, LP (Sendero or the Company), a Delaware limited partnership, was formed on April 23, 2014. Sendero is owned by entities that are wholly-owned by Energy Capital Partners III, LLC (ECP or the Partners) and, indirectly, by certain members of the management. Sendero was formed to own and operate midstream assets in North America.

Sendero owns and operates a 130,000 cubic feet (Mcf) per day cryogenic processing plant (Plant I), a 220,000 Mcf per day cryogenic plant (Plant II), a natural gas pipeline gathering system, and natural gas compression stations in Eddy County, New Mexico (the Carlsbad System). Plant I began operating in December 2017, and Plant II began operating in May 2020.

Sendero has entered into gas gathering, processing and purchase agreements with several producers in the Eddy County area (the GGPPAs). Sendero has also entered into agreements with downstream marketing and transportation companies for the sale and transportation of natural gas and NGL’s from the Carlsbad System (the Sales Agreements).

Under the terms of the GGPPAs, the producers have dedicated certain well pads or acreage to the Carlsbad System for the term of the respective GGPPA. The Company charges producers fixed fees for the gathering, compression and processing of the natural gas it receives from them, and, with certain producers, the Company retains a portion of the natural gas and NGL sales proceeds received under the Sales Agreements as additional fees.

The partners’ liability for Sendero’s liabilities and losses is limited to the assets of the Company. The partners shall not be required to make additional capital contributions, or have any personal liability, in respect to the liabilities or the obligations of Sendero.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements and condensed notes thereto of the Company as of and for the six months ended June 30, 2022 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the condensed notes do not include all of the information and footnotes required by GAAP for complete financial statements. However, management believes that the disclosures made are adequate to make the information not misleading. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year due to the nature of the Company’s operations.

All adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the financial position of the Company as of June 30, 2022, and the Company’s results of operations and cash flows for the six months then ended. Upon consolidation, all intercompany accounts and transactions among the consolidated entities are eliminated. The unaudited interim consolidated financial statements and condensed notes thereto should be read in conjunction with the financial statements and notes thereto presented in the Company’s consolidated financial statements for the year ended December 31, 2021.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the respective reporting periods. Estimates affect, among other items, evaluating impairments of long-lived assets, establishing useful lives for long-lived assets, expense and capital accruals, and determining liabilities, if any, for environmental and legal contingencies. Actual results could differ from those estimates.

Trade Receivables

Trade receivables consist of accounts receivable under the Sales Agreements, which are recorded at the invoiced amount. There are no past-due balances at June 30, 2022 and the Company has not recorded any valuation allowance at June 30, 2022.

In January 2020, FASB Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments became effective. These amendments changed the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables. The amendments replaced the incurred loss impairment methodology previously in GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company evaluated the provisions of the ASU and determined the impact of the adoption to its consolidated financial statement was immaterial.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. The Company places its cash with a high-quality institution; however, the Company’s cash balance exceeds the value covered by federal deposit insurance by $46.7 million as of June 30, 2022. The Sales Agreements are with high-quality companies that provide the Company with a satisfactory risk profile. The Company does not have credit exposure under the GGPPAs since the Company purchases and pays for the natural gas and NGLs it purchases from the producers, net of the fees billed to producers under the GGPPAs.

Environmental Costs

The Company records environmental liabilities at their undiscounted amounts when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, and include estimates of associated legal costs. The Company has not recognized any environmental liabilities as of June 30, 2022.

Asset Retirement Obligation

The Company records an asset retirement obligation for the estimated costs of decommissioning compressor stations, valve sites and other above-ground installations and restoring sites when a contractual decommissioning obligation materializes. The Company records accretion expense, which represents the increase in the asset retirement obligation, over the remaining life of the associated site. Accretion expense is recorded in depreciation, amortization and accretion expense in the Consolidated Statement of Operations, using accretion rates based on a credit adjusted risk free interest rate of approximately 6.2% for the six months ended June 30, 2022.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

Fair Value of Financial Instruments

The Company believes the carrying amounts of financial instruments, including trade receivables and accounts payable and accrued liabilities, approximate fair value because of the short-term maturity of these instruments. The Company has determined that the carrying amount of the long-term debt, which has a variable interest rate, approximates fair value.

Sales Agreements

Under the terms of one of the Company’s 10-year Sales Agreements for the sale of NGLs, the Company has committed to ship a specified number of barrels to the buyer during the first five years of the 10-year Sales Agreement. In an additional 10-year Sales Agreement for the sale of NGLs, the Company has committed to ship a specified number of barrels to the buyer during the first eight years of the Sales Agreement. Both of the NGL Sales Agreements’ 10-year terms began in early 2018. The cumulative shipping commitments total approximately $25.0 million at June 30, 2022, and payments under these contracts are passed through to producers under their GGPPAs.

In 2019, Carlsbad Gateway, LLC, entered into an agreement to deliver a specified amount of natural gas to the buyer for a four-year term. The natural gas sales agreement term began in mid-2020. Payments made under this contract were passed through to producers under their GGPPAs. Carlsbad Gateway, LLC was sold in 2021 and a new gas sales agreement contract was entered into with the buyer of the asset. This new gas sales agreement has a term of seven years and the Company has $2.0 million of remaining shipping commitments as of June 30, 2022.

Leases

In February 2016, the Financial Accounting Standards Board (the FASB) issued an accounting standard update requiring lessees to record virtually all leases on their balance sheets. The accounting standard update also requires expanded disclosures to help financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. For lessors, this amended guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The Company adopted the provisions of the accounting standard update effective January 1, 2022 and the impact to its consolidated financial statement was immaterial.

3. Affiliate Transactions

ECP can charge Sendero for travel and other direct costs incurred by ECP in support of Sendero’s business activities. Sendero paid approximately $5,000 to ECP during the six months ended June 30, 2022.

Sendero did not make any payments to affiliates of ECP during the six months ended June 30, 2022.

In December 2020, the Company entered into a $30.0 million subordinated term loan with affiliates of ECP that can be expanded to $55.0 million (the Subordinate Loan). The outstanding balance under the Subordinate Loan at June 30, 2022 is approximately $37.8 million. See Note 9, Long-term Debt - Affiliate, for additional information.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

4. Significant Customers and Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables, which are generally unsecured. At June 30, 2022, two customers represented approximately 42% and 21%, respectively, of the Company’s trade receivables.

The Company has four producers that each account for over 10% of the Company’s revenue, and collectively these four producers account for approximately 83% of the Company’s revenue for the six months ended June 30, 2022.

The Company maintains cash deposits with a major bank, which, from time-to-time, may exceed federally insured limits.

5. Property, Plant and Equipment

Property, plant and equipment with associated accumulated depreciation is shown below (in thousands of dollars):

June 30, 2022
Gathering and processing	$371,839
Vehicles and office equipment	1,366
Construction in progress	7,772

Property, plant and equipment	380,977
Less: accumulated depreciation	(47,749)

Property, plant and equipment, net	$333,228

For the six months ended June 30, 2022, the Company recorded approximately $7.7 million of depreciation expense, which is included in Depreciation, amortization and accretion in the Consolidated Statement of Operations.

6. Intangibles

Intangibles with associated accumulated amortization are shown below (in thousands of dollars):

June 30, 2022
Gas gathering and processing agreement	$93,500
Rights-of-way	14,641

Intangibles	108,141
Less: accumulated amortization	(36,535)

Intangibles, net	$71,606

For the six months ended June 30, 2022, the Company recorded approximately $4.3 million of amortization expense, which is included in Depreciation, amortization and accretion in the Consolidated Statement of Operations.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

7. Asset Retirement Obligation

The Company’s asset retirement obligation is the estimated cost of decommissioning the above-ground compressor and valve sites, and restoring the sites at a date that is 25 years from the commencement of commercial operations.

Activity in this liability account for the six months ended June 30, 2022 was as follows (in thousands of dollars):

June 30, 2022
Beginning asset retirement obligations	$3,686
Accretion expense	90

Ending asset retirement obligation	$3,776

8. Long-term Debt

In January 2018, the Company entered into a credit agreement with a group of banks with a term of four years (the Credit Agreement). Under the terms of the Credit Agreement, the Carlsbad System as well as the related assets and the interests in Sendero Carlsbad Midstream, LLC have been pledged as collateral.

In December 2020, the Company entered into an amendment to the Credit Agreement (the Fifth Amendment) that restructured many of the terms of the Credit Agreement. Under the terms of the Fifth Amendment, the term of the loan was extended to September 30, 2024, and the loan commitment was reduced to $174.9 million from $225.0 million. Interest rates are based on London Interbank Offer Rate plus a spread of 1.0% until December 31, 2021 and increase quarterly thereafter; in the final quarter in 2024, the spread will be 7.0%. The interest rate in effect at June 30, 2022 was 2.7%.

The Fifth Amendment also amended the loan to be a term facility with mandatory prepayments of excess cash, as defined in the Fifth Amendment, beginning in 2022. The Fifth Amendment allows for a letter of credit facility of up to $10.0 million dollars which can only be utilized to the extent principal repayments have been made. There was $10.0 million available under the letter of credit facility as of June 30, 2022. Beginning March 31, 2022, there are mandatory loan prepayments each quarter that the Company has Excess Cash as defined in the Fifth Amendment, and a $24.6 million prepayment was made on April 1, 2022. In addition, an interest rate coverage ratio was applied beginning in 2022. A commitment fee of 0.5% is incurred on any unused portions of the letter of credit facility. The Company was in compliance with the interest rate coverage ratio and all other required covenants at June 30, 2022.

The Company evaluated the Fifth Amendment and determined that this debt restructuring is a Troubled Debt Restructuring under GAAP. Accordingly, the Company has classified approximately $10.7 million of interest and fees accrued at the time the Fifth Amendment was executed as Long-term debt in the Consolidated Balance Sheet, and it is being amortized over the term of the loan as part of the effective interest rate calculation. In addition, the unamortized deferred financing costs of approximately $0.6 million remaining just prior to the execution of the Fifth Amendment were recorded as Long-term debt in the Consolidated Balance Sheet as of June 30, 2022. The Company will record interest expense on the Long- term debt at an effective rate of approximately 1.37% over the remaining life of the loan.

Deferred financing costs are costs incurred to obtain term financing. The deferred financing costs associated with obtaining the Fifth Amendment were approximately $4.9 million and are being amortized on a straight-line basis over the term of the Fifth Amendment. During the six months ended June 30, 2022, the Company recorded approximately $0.6 million of amortization expense related to these deferred financing costs which is recorded in Interest expense in the Consolidated Statement of Operations.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

The following table summarizes the long-term debt outstanding as of June 30, 2022 (in thousands of dollars):

June 30, 2022
Term Loan	$150,317
Accrued interest and fees waived and prior deferred financing cost	10,488
Deferred financing costs, net of accumulated amortization	(2,931)

Long-term debt	$157,874

The following table presents a reconciliation of interest expense within the Consolidated Statement of Operations for the six months ended June 30, 2022 (in thousands of dollars):

June 30, 2022
Interest incurred	$1,407
Commitment fees	13
Amortization of deferred financing costs	645

Interest expense	$2,065

9. Long-term Debt – Affiliate

In December 2020, the Company entered into the $30.0 million Subordinate Loan with affiliates of ECP that can be expanded to $55.0 million. Under the terms of the Subordinate Loan, the loan carries a 15% per annum fixed interest rate that is paid in kind on a quarterly basis and matures in May 2025. The Company recorded approximately $2.7 million of interest on the Subordinate Loan for the six months ended June 30, 2022, which is recorded in Interest expense, affiliate in the Consolidated Statement of Operations. The outstanding balance under the Subordinate Loan at June 30, 2022 is approximately $37.8 million.

Under the terms of the Subordinate Loan, the Carlsbad System as well as the related assets and the interests in Sendero Carlsbad Midstream, LLC have been pledged as collateral which is subordinated to the lenders under the Credit Agreement.

10. Commitments and Contingencies

The Company has operating leases for land leases and an office lease. The future minimum annual payments for all leases at June 30, 2022 are as follows (in thousands of dollars):

2022	$32
2023	51
2024	39
2025	15
2026	15
Thereafter	—

Total	$152

For the six months ended June 30, 2022, the Company paid rent of approximately $0.7 million for offices and plant equipment.

Sendero Midstream Partners, LP

Notes to Unaudited Interim Consolidated Financial Statements

As of and for the six months ended June 30, 2022

11. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 10, 2022, the date the consolidated financial statements were issued.

On July 1, 2022, the Company made a mandatory repayment of approximately $20.0 million to the lenders in accordance with the terms of the Credit Agreement, and on July 11, 2022, the Long-term debt and the Long-term debt – affiliate were fully repaid.

On July 11, 2022, the Company was acquired by subsidiaries of Crestwood Equity Partnership, LP.